                                                                     EXHIBIT 2.1

                          SECOND AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                        LONESTAR HOSPITALITY CORPORATION

                                      AND

                             LSHC ACQUISITION, INC.

                                      AND

                         CITADEL COMPUTER SYSTEMS, INC.



                                   * * * * *


                           DATED:  FEBRUARY 29, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page
                                                                     ----

Recitals............................................................  1

Agreement...........................................................  1

     1.   Definitions...............................................  1
     2.   The Merger................................................  4
          2.1  The Merger...........................................  4
          2.2  Effective Time.......................................  4
          2.3  The Certificate of Incorporation.....................  4
          2.4  The Bylaws...........................................  4
          2.5  Officers and Directors...............................  4
          2.6  Conversion or Cancellation of Citadel Common Stock...  4
          2.7  Exchange of Certificates.............................  5
          2.8  Appraisal Rights.....................................  5
          2.9  Approval of the Stockholders.........................  6
          2.10 Reporting of Merger..................................  6
     3.   The Closing...............................................  6
          3.1  Time and Place of Closing............................  6
          3.2  Obligations of Citadel at or Prior to the Closing....  6
          3.3  Obligations of LoneStar and Acquisition at or Prior
                 to the Closing.....................................  7
     4.   Representations, Warranties and Covenants of Citadel......  7
          4.1  Corporate Organization...............................  7
          4.2  Capitalization.......................................  8
          4.3  Authority; No Violation..............................  8
          4.4  Consents and Approvals...............................  8
          4.5  Violation of Laws, Permits, etc......................  8
          4.6  Citadel Financial Statements.........................  9
          4.7  No Undisclosed Liabilities, etc......................  9
          4.8  Absence of Certain Changes...........................  9
          4.9  Title to Property; Encumbrances......................  10
          4.10 Litigation...........................................  10
          4.11 Taxes................................................  10
          4.12 Insurance............................................  11
          4.13 Contracts............................................  11
          4.14 Compensation and Employee Plans......................  12
          4.15 Brokers, Finders and Advisors........................  13
          4.16 Labor Force..........................................  13
          4.17 Books and Records....................................  13
          4.18 Payments.............................................  13
          4.19 Disclosure...........................................  13
          4.20 Joint Ventures.......................................  13
          4.21 Subsidiaries.........................................  13
          4.22  Approval of Stockholders............................  13
          4.23  Intellectual Property...............................  13
     5.   Representations, Warranties and Covenants of LoneStar
             and Acquisition........................................  14
          5.1  Corporate Organization...............................  14
          5.2  Capitalization.......................................  14
          5.3  Authority............................................  14
          5.4  Consents and Approvals...............................  15

          5.5  Violation of Laws, Permits, etc......................  15
          5.6  LoneStar and Acquisition Financial Statements........  15
          5.7  No Undisclosed Liabilities, etc......................  15
          5.8  Absence of Certain Changes...........................  15
          5.9  Title to Property; Encumbrances......................  16
          5.10 Litigation...........................................  16
          5.11 Taxes................................................  17
          5.12 Insurance............................................  18
          5.13 Contracts............................................  18
          5.14 Compensation and Employee Plans......................  19
          5.15 Brokers, Finders and Advisors........................  19
          5.16 Labor Force..........................................  19
          5.17 Books and Records....................................  19
          5.18 Payments.............................................  19
          5.19 Disclosure...........................................  20
          5.20 Joint Ventures.......................................  20
          5.21 Subsidiaries.........................................  20
          5.22 Approval of Merger...................................  20
          5.23 Intellectual Property................................  20
          5.24 SEC Filings..........................................  20
          5.25 Liabilities..........................................  20
     6.   Actions of Citadel Prior to the Closing Date..............  20
          6.1  Affirmative Covenants................................  20
          6.2  Negative Covenants...................................  21
          6.3  Consents.............................................  21
          6.4  Advice of Changes....................................  21
          6.5  Best Efforts.........................................  21
          6.6  Access to Properties and Records.....................  21
          6.7  Supply Documents, Reports, etc.......................  21
          6.8  Stockholder Approval.................................  22
     7.   Actions of LoneStar and Acquisition Prior to the
             Closing Date...........................................  22
          7.1  Affirmative Covenants................................  22
          7.2  Negative Covenants...................................  22
          7.3  Consents.............................................  22
          7.4  Advice of Changes....................................  22
          7.5  OTC Bulletin Board...................................  23
          7.6  Best Efforts.........................................  23
     8.   Conditions to LoneStar's and Acquisition's Obligations....  23
     9.   Conditions to Citadel's Obligations.......................  24
    10.   Additional Agreements.....................................  26
          10.1  Confidentiality.....................................  26
          10.2  Further Assurances..................................  26
    11.   Termination, Waiver and Amendment.........................  26
          11.1  Termination.........................................  26
          11.2  Manner of Exercise..................................  26
          11.3  Effect of Termination...............................  26
          11.4  Waiver..............................................  26
          11.5  Amendment...........................................  26
    12.   Miscellaneous.............................................  27
          12.1  Expenses............................................  27
          12.2  Press Releases......................................  27
          12.3  Binding Effect......................................  27

          12.4  Severability........................................  27
          12.5  Notices.............................................  27
          12.6  Entire Agreement....................................  28
          12.7  Amendments; Waivers.................................  28
          12.8  Headings............................................  28
          12.9  Counterparts........................................  28
          12.10 Specific Performance................................  28
          12.11 GOVERNING LAW.......................................  28
          12.12 Time of Essence.....................................  28
          12.13 Best Efforts........................................  28

                          SECOND AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


        THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of February 29, 1996, by and among LONESTAR HOSPITALITY CORPORATION, a Delaware corporation ("LoneStar"), LSHC ACQUISITION, INC., a Delaware corporation ("Acquisition"), and CITADEL COMPUTER SYSTEMS, INC. ("Citadel"), a Delaware corporation.

                                    RECITALS
                                    --------

        LoneStar, Acquisition and Citadel each executed an Agreement and Plan of Merger on January 31, 1996 and a First Amended and Restated Agreement and Plan of Merger on February 28, 1996.

        LoneStar, Acquisition and Citadel now desire to amend and restate such First Amended and Restated Agreement and Plan of Merger in accordance with the following.

                                   AGREEMENT
                                   ---------

        NOW, THEREFORE, for and in consideration of the premises and the mutual agreements hereinafter set forth, in accordance with the provisions of applicable law, the parties hereby agree as follows:

        1.   DEFINITIONS.  As used in this Agreement and documents delivered
             -----------
pursuant to this Agreement, the following terms shall have the following meanings:

             ACQUISITION. "Acquisition" means LSHC Acquisition, Inc., which is a wholly-owned subsidiary of LoneStar.

             ACQUISITION COMMON STOCK. "Acquisition Common Stock" means Acquisition's common stock, par value $.01 per share.

             ACQUISITION FINANCIAL STATEMENTS. "Acquisition Financial Statements" are the unaudited Financial Statements of Acquisition for the year ended December 31, 1995.

             AFFILIATE. "Affiliate" means an "affiliate" or "associate" as those terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act.

             CERTIFICATE OF MERGER.  "Certificate of Merger" is as defined in
SECTION 2.2.

             CITADEL.  "Citadel" means Citadel Computer Systems, Inc.

             CITADEL COMMON STOCK. "Citadel Common Stock" means Citadel's common stock, par value $.01 per share.

             CITADEL DISCLOSURE SCHEDULE. The "Citadel Disclosure Schedule" is the disclosure schedule delivered by Citadel to LoneStar contemporaneously with the execution of this Agreement. Each heading in the Citadel Disclosure Schedule shall refer to the applicable section of this Agreement.

             CITADEL FINANCIAL STATEMENTS. "Citadel Financial Statements" are, collectively, the audited Financial Statements of Citadel as of and for the year ended December 31, 1994 and the unaudited Financial Statements of Citadel as of and for year ended December 31, 1993 and the nine months ended September 30, 1995.

             CITADEL WARRANT HOLDERS. "Citadel Warrant Holders" means the warrant holders referred to in SECTION 3.2(K).

             CLOSING.  "Closing" means the closing referred to in SECTION 3.1.

             CLOSING DATE. The "Closing Date" shall be such date as shall be set by the parties in writing following satisfaction (or waiver) of the conditions to the Closing set forth in SECTIONS 8 and 9 hereof.

             CODE. "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

             COMMISSION. "Commission" means the Securities and Exchange Commission and/or any other Governmental Entity that administers either the Securities Act or the Exchange Act.

             DGCL. "DGCL" means the Delaware General Corporation Law, as amended, or any successor statute.

             EFFECTIVE DATE.  "Effective Date" is as defined in SECTION 2.2.

             EFFECTIVE TIME.  "Effective Time" is as defined in SECTION 2.2.

             ENCUMBRANCE. An "Encumbrance" is any option, pledge, security interest, lien, charge, encumbrance, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

             ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

             EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

             GAAP. "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

             GOVERNMENTAL ENTITY. A "Governmental Entity" is any federal, state, municipal, domestic or foreign court, tribunal, administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

             INTELLECTUAL PROPERTY.  "Intellectual Property" is as defined in
SECTION 4.23.

             JOINT VENTURE AND JOINT VENTURES. "Joint Venture" or "Joint Ventures" means any partnership or joint venture with third parties in which Citadel is a partner, venturer or participant.

             LONESTAR. "LoneStar" means LoneStar Hospitality Corporation and any Subsidiary of LoneStar, except for Acquisition.

             LONESTAR AND ACQUISITION DISCLOSURE SCHEDULE. "LoneStar and Acquisition Disclosure Schedule" is the disclosure schedule delivered by LoneStar and Acquisition to Citadel contemporaneously with the execution of this Agreement. Each heading in the LoneStar and Acquisition Disclosure Schedule shall refer to the applicable section of this Agreement.

             LONESTAR COMMON STOCK. "LoneStar Common Stock" means LoneStar's common stock, par value $0.01 per share.

             LONESTAR FINANCIAL STATEMENTS. "LoneStar Financial Statements" are collectively, the audited Financial Statements of LoneStar as of the year ended March 31, 1994 and 1995, and the unaudited Financial Statements of LoneStar for the six months ended September 30, 1995.

             LONESTAR SEC DOCUMENTS. "LoneStar SEC Documents" are collectively LoneStar's Form 10-KSB for the year ended March 31, 1995, as amended, Form 10-QSB for the quarterly period ended September 30, 1995 and Form 8-K dated December 4, 1995.

             LONESTAR SHARES. "LoneStar Shares" mean the LoneStar Common Stock to be issued to Citadel in connection with the Merger.

             MATERIAL EFFECT. "Material Effect" means a material adverse effect in the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of Citadel, LoneStar or Acquisition, as the context requires.

             MERGER. "Merger" means the merger of Citadel with and into Acquisition as described in SECTION 2.1.

             NASDAQ. "NASDAQ" means the National Association of Securities Dealers Automated Quotations.

             PLAN.  "Plan" is as defined in SECTION 4.14.

             RESTAURANT ASSETS. "Restaurant Assets" mean assets used in or in connection with the operation of restaurants by LoneStar.

             SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

             SPECIAL MEETING. "Special Meeting" means the Special Meeting of Citadel Stockholders to be held in 1996 to consider the Merger.

             STOCKHOLDERS. "Stockholders" means the stockholders of Citadel on the record date with respect to the Special Meeting as set forth in the Proxy Statement.

             SUBSIDIARY AND SUBSIDIARIES. "Subsidiary" or "Subsidiaries" means any corporation with more than 50 percent of its voting power owned directly or indirectly by Citadel, Acquisition, LoneStar or other relevant person, as the context requires.

             SURVIVING CORPORATION.  "Surviving Corporation" is as defined in
SECTION 2.1.

             TAXES.  "Taxes" is as defined in SECTION 4.11.

             TAX RETURN.  "Tax Return" is as defined in SECTION 4.11.

             TRANSFER AGENT. "Transfer Agent" means the American Securities Transfer, Inc.

        2.   THE MERGER.
             ----------

             2.1  THE MERGER.  Subject to the terms and conditions of this
                  ----------
Agreement, at the Effective Time, Citadel shall be merged with and into Acquisition and the separate corporate existence of Citadel shall cease (the "Merger"). Acquisition shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Acquisition with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth below in this ARTICLE 2. The Merger shall have the effects specified in the DGCL.

             2.2  EFFECTIVE TIME.  The Merger will become effective upon the
                  --------------
proper filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 251 and 103 of the DGCL (the time of such filing referred to as the "Effective Time" and the date of such filing referred to as the "Effective Date"). The Certificate of Merger will be delivered to the Secretary of State of the State of Delaware as soon as practicable after approval of this Agreement by the Stockholders and satisfaction or waiver of the other conditions precedent to consummation of the Merger. It is presently expected that the Merger will become effective on the date of the Special Meeting. The stock transfer books relating to the Citadel Common Stock will be closed as of the close of business on the Effective Date, and thereafter no transfers of record of certificates theretofore representing shares of Citadel Common Stock will be made.

             2.3  THE CERTIFICATE OF INCORPORATION.  The Certificate of
                     --------------------------------
Incorporation of the Surviving Corporation will be the Certificate of Incorporation of Acquisition following the Effective Date unless and until it is duly amended in accordance with the terms thereof and the DGCL, except that the Certificate of Merger shall further amend the Certificate of Incorporation of Acquisition to change the name of Acquisition to "Citadel Computer Systems, Inc." Following the Effective Time, LoneStar will use its best efforts to amend its certificate of incorporation, as promptly as practicable, to change its name to "Citadel Computer Systems, Inc."

             2.4  THE BYLAWS.  The Bylaws of Acquisition in effect at the
                  ----------
Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

             2.5  OFFICERS AND DIRECTORS.  The officers of LoneStar and
                  ----------------------
Acquisition at the Effective Time shall be Gilbert Gertner as Chairman of the Board, George Sharp as President, Chief Executive Officer and Assistant Secretary and Steve Solomon as Chief Operating Officer and Secretary, and the directors of Acquisition shall be Gilbert Gertner, George Sharp and Steve Solomon, until such officer's and director's successor has been duly elected or appointed and qualified or until such officer's and director's earlier death, resignation or removal in accordance with Acquisition's Certificate of Incorporation and Bylaws and the DGCL. In addition, Gilbert Gertner and George Sharp shall become directors of LoneStar at the Effective Time. Additional officers and directors may be added from time to time in accordance with Acquisition's and LoneStar's Certificates of Incorporation and Bylaws and the DGCL and shall be added if necessary to comply with applicable law and the rules and regulations of NASDAQ.

             2.6  CONVERSION OR CANCELLATION OF CITADEL COMMON STOCK.  The
                  --------------------------------------------------
Citadel Common Stock shall be converted or canceled in the Merger as follows:

        Subject to SECTION 2.8, each certificate that prior to the Effective Date represented outstanding shares of Citadel Common Stock will, after such time, be deemed for all purposes to evidence only the right to receive four and one-half (4.5) shares of LoneStar Common Stock. No interest will accrue or be payable with respect to the amounts payable upon exchange of certificates. Any shares of Citadel Common Stock held in the treasury of Citadel will be canceled upon consummation of the Merger, and no consideration will be delivered in exchange for those shares. No share of Acquisition Common Stock shall be affected in any manner by the consummation of the Merger.

        No fraction of a share of LoneStar Common Stock will be issued upon such exchange of shares of Citadel Common Stock, but any holder of shares of Citadel Common Stock who would otherwise be entitled to a fraction of a shares of LoneStar Common Stock will instead receive a cash payment in lieu of and with respect to said fraction of a share to which such holder would be so entitled determined by multiplying (i) the value of a share of LoneStar Common Stock (calculated as hereinafter provided) times (ii) the fractional share interest to which such holder would otherwise be entitled, which product shall be rounded to the nearest whole cent. For purposes of computing such cash payment, the value of a share of LoneStar Common Stock shall be the average of the closing bid prices of LoneStar Common Stock on the OTC Bulletin Board for the last five trading days prior to the Effective Time. Such cash payment shall be paid in U.S. dollars at the time of presentation for surrender to the Transfer Agent of the certificate representing shares of Citadel Common Stock. The right to receive such cash payment shall, if the holder thereof shall not prior thereto so present such certificate, terminate on the second anniversary date of the Effective Time.

        At the Effective Time, each outstanding option and warrant to purchase capital stock of Citadel, listed in the Citadel Disclosure Schedule and outstanding immediately prior to the Effective Time, shall become an option or warrant after the Effective Time to purchase a number of shares of LoneStar Common Stock equal to four and one-half (4.5) times the number of shares subject to the Citadel options and warrants set forth in the Citadel Disclosure Schedule at the same aggregate exercise price of Citadel options and warrants as set forth in the Citadel Disclosure Schedule, which is 22.2% of the per share exercise price of the Citadel options and warrants as set forth in the Citadel Disclosure Schedule; provided, however, that this provision shall not apply to the outstanding contingent rights held by certain Citadel noteholders and set forth in the Citadel Disclosure Schedule to acquire warrants to purchase LoneStar Common Stock following the Merger.

             2.7  EXCHANGE OF CERTIFICATES.  Promptly after the Effective Time,
                  ------------------------
LoneStar shall cause the Transfer Agent to mail to each record holder, as of the Effective time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Citadel Common Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Transfer Agent) and instructions for use in effecting the surrender of the certificates. Upon surrender to the Transfer Agent of such certificate, together with such letter of transmittal duly executed, each holder of such certificates formerly representing shares of Citadel Common Stock shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of LoneStar Common Stock into which such shares of Citadel Common Stock shall have been converted as set forth herein and such certificates of Citadel Common Stock shall then be canceled.

             2.8  APPRAISAL RIGHTS.
                  ----------------

             (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Citadel Common Stock issued and outstanding immediately prior to the Effective Time and which are held by shareholders who object to the Merger and comply with all of the relevant provisions of the DGCL ("Dissenting Shares") shall not be converted into or represent a right to receive LoneStar Common Stock hereunder or pursuant to the Articles of Merger at or after the Effective Time, but instead shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of the DGCL, unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such rights to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and solely represent the right to receive shares of LoneStar Common Stock, as provided herein. Citadel shall give LoneStar prompt notice upon receipt by Citadel of any written objection to the plan of merger set forth herein (any shareholder duly making such objection being hereinafter called a "Dissenting Shareholder"). Citadel agrees that prior to the Effective Time, it will not, without the prior written consent of LoneStar, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such objection.

             (b) Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of the DGCL, to payment for his Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be canceled.

          2.9     APPROVAL OF THE STOCKHOLDERS.  As soon as reasonably
                  ----------------------------
practicable after the date of this Agreement, Citadel will, in compliance with all applicable state and federal laws, obtain the approval of the Stockholders to the Merger. The materials sent by Citadel, in connection with the approval of Stockholders, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.10    REPORTING OF MERGER.  For federal, state and local income tax
                  -------------------
return reporting purposes, all parties agree to treat the Merger as a forward subsidiary merger under section 368(a)(2)(D) of the Code.

     3.   THE CLOSING.
          -----------

          3.1     TIME AND PLACE OF CLOSING.  The closing of the Merger (the
                  -------------------------
"Closing"), shall, unless otherwise agreed to in writing by the parties, take place at the offices of Looper, Reed, Mark & McGraw, 9 Greenway Plaza, Suite 1717, Houston, Texas at 10:00 a.m., local time, on the Closing Date.

          3.2     OBLIGATIONS OF CITADEL AT OR PRIOR TO THE CLOSING.  At or
                  -------------------------------------------------
prior to Closing, and subject to the satisfaction by Lonestar and Acquisition of their respective obligations hereunder, Citadel shall deliver to LoneStar the following:

          (a) A copy of the charter of Citadel certified as of a date within thirty days of the Closing Date by the Secretary of State of the state of incorporation and certified by Citadel's corporate secretary as to the absence of any amendments between the date of certification by the Secretary of State and the Closing Date;

          (b) A certificate from the appropriate governmental officials of the state of incorporation as to the existence and good standing of Citadel and the payment of Taxes by Citadel as of a date within thirty days of the Closing Date, and a telegram or other verification from such officials as to the same matters dated the business day before the Closing Date;

          (c) A certificate from the appropriate governmental officials of the Other Citadel States (as defined in SECTION 4.1 below) as to the good standing of Citadel and the payment of Taxes by Citadel as of a date within thirty days of the Closing Date, and a telegram or other verification from such officials as to the same matters dated the business day before the Closing Date;

          (d) A certificate of the corporate secretary of Citadel attaching thereto a true and correct copy of the bylaws of Citadel and the corporate resolutions duly adopted by the board of directors and stockholders of Citadel authorizing the consummation of the transactions contemplated hereby;

          (e) The Certificate of Merger duly executed on behalf of Citadel;

          (f) The certificate of Citadel referred to in SECTION 8(A);

          (g) All consents or approvals of any third party or any Governmental Entity that are required under SECTION 8(B);

          (h) The warrant agreement to purchase LoneStar Shares (the "Warrant Agreement") in substantially the same form as the warrant agreement to purchase shares of Citadel Common Stock, executed by all Citadel Warrant Holders, as listed in the Citadel Disclosure Schedule; and

          (i) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from Citadel by LoneStar or its counsel.

          3.3     OBLIGATIONS OF LONESTAR AND ACQUISITION AT OR PRIOR TO THE
                  ----------------------------------------------------------
CLOSING.  At or prior to the Closing, and subject to the satisfaction by Citadel
-------
of its obligations hereunder, LoneStar and Acquisition, as the context requires, shall deliver to Citadel the following:

          (a) A copy of the charter of LoneStar and Acquisition certified as of a date within thirty days of the Closing Date by the Secretary of State of the state of incorporation and certified by the respective corporate secretary of LoneStar and Acquisition as to the absence of any amendments between the date of certification by the respective Secretary of State and the Closing Date.

          (b) A certificate from the appropriate governmental officials of the respective Secretary of State as to the existence and good standing of LoneStar and Acquisition and the payment of Taxes by LoneStar and Acquisition as of a date within thirty days of the Closing Date, and a telegram or other verification from such officials as to the same matters dated the business day before the Closing Date;

          (c) A certificate from the appropriate governmental officials of the Other LoneStar States (as defined in SECTION 5.1 below) as to the good standing of LoneStar and the payment of Taxes by LoneStar as of a date within thirty days of the Closing Date, and a telegram of other verification from such officials as to the same matters dated the business day before the Closing Date;

          (d) A certificate of the corporate secretary of LoneStar and Acquisition attaching thereto a true and correct copies of the bylaws of LoneStar and Acquisition and the corporate resolutions duly adopted by the board of directors of LoneStar and the board of directors and stockholders of Acquisition authorizing the consummation of the transactions contemplated hereby;

          (e) The Certificate of Merger duly executed on behalf of LoneStar and Acquisition;

          (f) The certificate of LoneStar and Acquisition referred to in
SECTION 9(A);

          (g) All consents or approvals from any third parties or any Governmental Entity that are required under SECTION 9(B); and

          (h) Such other documents as are required pursuant to this Agreement or as may reasonably be requested from LoneStar or Acquisition by Citadel or its counsel.

     4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF CITADEL.  Except as
          ----------------------------------------------------
expressly set forth and specifically identified by the section number of this Agreement in the Citadel Disclosure Schedule, Citadel represents, warrants and covenants to each of LoneStar and Acquisition, on the date hereof and as of the Closing Date, as follows:

          4.1     CORPORATE ORGANIZATION.  Citadel is a corporation duly
                  ----------------------
incorporated and validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation. Citadel has the requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its property and assets, and Citadel is duly qualified or licensed to do business and is in good standing in every jurisdiction (the "Other Citadel States") in which the failure to be so qualified and licensed could have a Material Effect. SECTION 4.1 of the Citadel Disclosure Schedule sets forth the name and state of incorporation of Citadel and each state in which it is qualified or licensed to do business.

          4.2  CAPITALIZATION.
               --------------

          (a) The authorized, issued and outstanding capital stock of Citadel, all outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of Citadel and all rights, agreements or other commitments of Citadel to issue, transfer or sell its capital stock is as set forth in SECTION 4.2 of the Citadel Disclosure Schedule. All of the issued and outstanding shares of capital stock of Citadel are validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

          (b) Citadel does not own or hold any equity, debt or other interest in any entity or business or any option to acquire any such interest, except for accounts receivable that have arisen in the ordinary course of business.

          4.3  AUTHORITY; NO VIOLATION.
               -----------------------

          (a) The execution and performance of this Agreement by Citadel has been duly and validly authorized by the board of directors of Citadel, and no other corporate action is necessary to authorize the execution, delivery and performance of this Agreement by Citadel, except for approval of the Merger by the stockholders of Citadel. Citadel has the corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Citadel and is a valid and binding obligation of Citadel, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

          (b) None of the execution, delivery or performance of this Agreement does or will: (i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or Bylaws of Citadel or any term or provision of any judgment, decree, order, statute, injunction, rule or regulation applicable to Citadel, or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which Citadel is bound; (ii) result in the creation of any material Encumbrance upon any of the properties or assets of Citadel or Acquisition pursuant to any such term or provision; or
(iii) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which Citadel is a party, or by which Citadel or any of its properties or assets may be subject or bound.

          4.4     CONSENTS AND APPROVALS.  No federal, state or other regulatory
                  ----------------------
approvals are required to be obtained, nor any regulatory requirements complied with, by Citadel in connection with the Merger.

          4.5  VIOLATION OF LAWS, PERMITS, ETC.
               -------------------------------

          (a) Citadel is not in violation of any term or provision of its Certificate of Incorporation or Bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance or governmental regulation that is applicable to it and where the failure to comply with which would have a Material Effect.

          (b) Citadel has maintained in full force and effect all certificates, licenses and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

          4.6     CITADEL FINANCIAL STATEMENTS.  The Citadel Financial
                  ----------------------------
Statements fairly present the assets, liabilities and financial position of Citadel purported to be covered thereby as of the dates thereof and the results of their operations for the respective periods ended on such dates, all in conformity with GAAP consistently applied.

          4.7     NO UNDISCLOSED LIABILITIES, ETC.  Citadel does not have any
                  --------------------------------
material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet included in the Citadel Financial Statements, (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Citadel Financial Statements that are consistent with past practice and are included in the latest Citadel Financial Statements, or (c) as specifically disclosed in the Citadel Financial Statements.

          4.8     ABSENCE OF CERTAIN CHANGES.  Since the date of the latest
                  --------------------------
Financial Statement, except as specifically disclosed in the latest Citadel Financial Statements, Citadel has not:

          (a) Suffered any change that would be likely to result in a Material Effect;

          (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

          (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other obligation or liability for borrowed money, whether absolute, contingent, known, unknown, or otherwise, except in the ordinary course of business and consistent with past practice;

          (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; (ii) authorized, declared or paid stock dividends; (iii) authorized, declared or paid any dividends, distributions of earnings or capital on, or splits or any other reclassification of, its equity securities;

          (e) Mortgaged, pledged or subjected to any Encumbrance any material portion of its assets, tangible or intangible;

          (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than in the ordinary course of business;

          (g) Increased the salaries, compensation, pension or other benefits payable to its officers and directors or their Affiliates;

          (h) Forgiven or cancelled any debts or claims or waived any rights against Citadel or its Affiliates or forgiven or cancelled any material debts or claims or waived any material rights against any other person;

          (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to Citadel; or

          (j) Agreed, either in writing or otherwise, to take any action described in this SECTION 4.8.

          (k) Made any capital expenditure or commitment, except capital expenditures that individually or in the aggregate do not exceed $50,000, as Citadel may, in its discretion, deem appropriate.

          4.9  TITLE TO PROPERTY; ENCUMBRANCES.  Citadel has good and
               -------------------------------
indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the Citadel Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

          4.10 LITIGATION.
               ----------

          (a) There is no action, proceeding, investigation or inquiry pending or, to the best of Citadel's knowledge, threatened (i) against or affecting any of Citadel's assets or business that, if determined adversely to Citadel, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

          (b) There are no citations, fines or penalties heretofore asserted against Citadel or its assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which Citadel has received notice and that remain unpaid or that could otherwise bind the assets of Citadel and that would result in a Material Effect.

          (c) Citadel has no knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause Citadel to determine that there exists any basis for any material claim against Citadel for any of the matters described in paragraphs
(a) or (b) above.

          4.11 TAXES.
               -----

          (a) Citadel has duly filed all required separate, consolidated, combined or unitary tax returns (including any estimated tax returns), reports, elections, information returns, declarations, statements or other filings (including any amendments thereto) required to be filed with any relevant taxing authority ("Tax Returns"). All taxes, imposts, duties, fees, levies, withholdings or other like assessments or charges, including, without limitation, income, gross receipts, capital, transfer, excise, occupancy, real and personal property, sales, use, employment franchise, ad valorem, social
                                                         -- -------
security, payroll, unemployment compensation, stamp, net worth, surplus, environmental, privilege, windfall profits, value-added, customs or other taxes of any sort, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties and additions to tax attributable thereto ("Taxes") owed by Citadel have been paid in all material respects. Citadel has caused to be duly filed all required Tax Returns for any partnerships as to which it is the general partner. All such Tax Returns described are complete and accurate in all material respects and there is no basis for any material assessment of any addition to the Tax shown thereon and (i) none of such Tax Returns has been audited by the Internal Revenue Service or any state, local or other taxing authority, (ii) Citadel has no proposed or outstanding Tax deficiency or assessment (except as disclosed in the Citadel Financial Statements) nor has Citadel been notified of any Tax Return examination applicable to the business or assets of Citadel (or of any examination of any consolidated, combined or unitary Tax Returns of any affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under comparable provisions of state, local or foreign law) (an "Affiliated Group") of which Citadel was a member and which relate in part to Citadel), (iii) no waiver of any statute of limitations relating to such Tax Returns (or to Taxes payable by or chargeable as a lien upon the assets of Citadel) has been given or requested, and (iv) no extension of the period for assessment or collection of any such Taxes has been agreed, (v) there are no Tax liens on any of the assets or properties of Citadel other than liens for current

Taxes not yet due and payable, and (vi) Citadel has no deferred gain or loss (y) arising from deferred intercompany transactions (as described in Treasury Regulations Section 1.1502-13) or (z) with respect to the stock or obligations of any other corporation (as described in Treasury Regulations Section 1.1502-
14). All Taxes payable by, or chargeable as a lien upon the assets of Citadel as of the Closing have been duly paid, and the latest balance sheet reflects an adequate reserve for all Taxes payable or asserted to be payable by or chargeable as a lien upon the assets of Citadel for all taxable periods or portions thereof through the date thereof. Any tax sharing agreements or arrangements between Citadel on the one hand and any other corporation on the other and any obligations to make payments under any such agreement or arrangement shall be or has been cancelled without any liability of any party to such agreement or arrangement, or affiliates thereof as of the Closing.

          (b) No consent has been filed under Section 341(f) of the Code with respect to Citadel.

          (c) Citadel is not a "United States real property holding corporation" (as defined in Section 897(c)(2) of the Code).

          (d) Citadel has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code.

          (e) Citadel has no liability for the Taxes of any person other than Citadel (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), (2) as a transferee or successor,
(1) by contract or (2) otherwise.

          (f) Citadel has delivered to LoneStar correct and complete copies of all federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Citadel since its first fiscal year.

          (g) The Citadel Disclosure Schedule sets forth the following information with respect to Citadel (or, in the case of clause (2) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (1) the adjusted tax basis of Citadel in its assets; (2) the adjusted tax basis of the stockholder(s) of each Subsidiary in its stock (or the amount of any Excess Loss Account as defined in Treas. Reg. (S)1.1502-32(e)(1) or Treas. Reg. (S)1.1502-32(a)(3)(ii),
as the case may be; (3) the amount of any net operating loss carryforward, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Citadel; and (4) the amount of any deferred gain or loss allocable to Citadel out of any deferred intercompany transaction.

          4.12    INSURANCE.  The policies of fire, casualty and extended
                  ---------
coverage, public liability, products liability, worker's compensation and other forms of insurance owned or held by or for the benefit of Citadel are sufficient for compliance with all requirements of law and all agreements to which Citadel is a party, are valid and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All premiums due under such policies have been paid and Citadel has complied in all material respects with such policies.

          4.13    CONTRACTS.
                  ---------

          (a) SECTION 4.13 of the Citadel Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which Citadel is a party or by which any of its properties is bound:

                  (i) notes, agreements, mortgages, indentures, security
             agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price;

                  (ii) leases of real property and material personal property
             (other than Leases);

                  (iii)  Joint Venture agreements;

                  (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

                  (v) any agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

                  (vi) material surety, performance and maintenance bonds;

                  (vii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

                  (viii)  brokerage or finder's agreements;

                  (ix) any agreement that (a) restricts the right of such
             entities to engage in any place in any line of business, other than in the ordinary course of business or (b) would restrict the right of Acquisition or any subsidiary of Acquisition to engage in any line of business after the Closing Date, other than in the ordinary course of business; and

                  (x) any contract, commitment or agreement that individually or in the aggregate is material to Citadel, except contemplated by this Agreement or in the ordinary course of business and consistent with past practice.

          (b) Citadel has made available to LoneStar complete and correct copies of all material written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the best of Citadel's knowledge, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

          4.14  COMPENSATION AND EMPLOYEE PLANS.
                -------------------------------

          (a) For all purposes of this Section, "Plan" means (i) any employee benefit plan as defined in Section 3(3) of the ERISA, that is (a) maintained by Citadel, or (b) to which Citadel is making or accruing an obligation to make contributions, or (ii) any other formal or informal obligation to, arrangement with, or plan or program for the benefit of, employees of Citadel, including, but not limited to, stock options, stock bonuses, stock purchase agreements, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice.
SECTION 4.14 of the Citadel Disclosure Schedule sets forth the name of each Plan and lists all documents evidencing any Plan.

          (b) Each Plan is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the Age Discrimination in Employment Act, as amended, insofar as such statutes are applicable to such Plan.

          4.15  BROKERS, FINDERS AND ADVISORS.  Citadel has not employed any
                -----------------------------
broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions, in connection with the transaction contemplated hereby.

          4.16  LABOR FORCE.
                -----------

          (a) Citadel is in compliance in all material respects with all applicable laws (including, without limitation, federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

          (b) No union representation question exists respecting the employees of Citadel and, to Citadel's knowledge, no union organizing activities are taking place.

          4.17  BOOKS AND RECORDS.  The books and records of Citadel (including,
                -----------------
without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Citadel contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of the respective entities, and no meetings of or actions by such stockholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available by Citadel or its agents to LoneStar's representatives or agents, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

          4.18  PAYMENTS.  Citadel has not, directly or indirectly, paid or
                --------
delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, that Citadel knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

          4.19  DISCLOSURE.  No representation or warranty made by Citadel in
                ----------
this Agreement (including, without limitation, in the Citadel Disclosure Schedule) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

          4.20  JOINT VENTURES.  Citadel is not a member of any partnership,
                --------------
joint venture or other business entity.

          4.21  SUBSIDIARIES.  Citadel does not own any subsidiaries.
                ------------

          4.22  APPROVAL OF STOCKHOLDERS.  The board of directors of Citadel
                ------------------------
have recommended approval of the Merger by the Stockholders, without reservation or qualification. Gilbert Gertner and George Sharp have executed concurrently herewith the Voting Agreement substantially in the form of EXHIBIT I.

          4.23  INTELLECTUAL PROPERTY.  Citadel owns and has the right to use
                ---------------------
all right, title and interest in and to all patents, trademarks, tradenames, logos, commercial symbols, service marks, copyrights, software, trade secrets and know-how used in its businesses (the "Intellectual Property"). All such Intellectual Property is owned by Citadel, and Citadel has the full right to use such Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. No such item of Intellectual Property (a) is infringed or has been challenged or threatened in any material respect; (b) infringes or has been alleged to infringe any similar property right of any third party; or (c) has been or is now involved in any opposition, invalidation or cancellation proceeding (nor is any such action threatened with respect to any such item). Citadel is not aware of any potentially infringing patent, trademark, copyright or application therefor of any third party.

        5.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF LONESTAR AND
             ---------------------------------------------------------
ACQUISITION.  Except as expressly set forth and specifically identified by the
-----------
section number of this Agreement in the LoneStar and Acquisition Disclosure Schedule, LoneStar and Acquisition hereby represent, warrant and covenant to Citadel, on the date hereof and as of the Closing Date, as follows:

             5.1  CORPORATE ORGANIZATION.  LoneStar and Acquisition each are a
                  -----------------------
corporation duly incorporated and validly existing as a corporation and in good standing under the laws of their respective jurisdictions of incorporation. LoneStar and Acquisition each have the requisite corporate power and authority to carry on their respective business as now being conducted and to own, lease and operate their respective property and assets, and LoneStar and Acquisition is each duly qualified or licensed to do business and is in good standing in every jurisdiction (the "Other LoneStar States") in which the failure to be so qualified and licensed could have a Material Effect. SECTION 5.1 of the LoneStar and Acquisition Disclosure Schedule sets forth the name and state of incorporation of LoneStar and each state in which it is qualified or licensed to do business.

             5.2  CAPITALIZATION.
                  --------------

             (a) The authorized, issued and outstanding capital stock of LoneStar and Acquisition, all outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of LoneStar or Acquisition and all rights agreements or other commitments of LoneStar or Acquisition to issue, transfer or sell their capital stock is as set forth in
SECTION 5.2 of the LoneStar and Acquisition Disclosure Schedule. All of the issued shares of LoneStar and Acquisition are validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

             (b) The LoneStar Shares shall be validly issued, fully paid and nonassessable.

             (c) LoneStar and Acquisition do not own or hold any equity, debt or other interest in any entity or business on any option to acquire any such interest, except for LoneStar's interest in Acquisition and accounts receivable that have arisen in the ordinary course of business.

             5.3  AUTHORITY.
                  ---------

             (a) The execution and performance of this Agreement have been duly and validly authorized by the board of directors of LoneStar and the board of directors and stockholder of Acquisition, and no other corporate action by LoneStar or Acquisition is necessary to authorize the execution, delivery and performance of this Agreement. LoneStar and Acquisition have the corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed on behalf of LoneStar and Acquisition and is a valid and binding obligation of LoneStar and Acquisition, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

             (b) None of the execution, delivery or performance of this Agreement does or will, after the giving of notice, lapse of time or otherwise,
(i) result in any violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or Bylaws of LoneStar or Acquisition or any term or provision of any instrument, judgment, decree, order, statute, injunction, rule or regulation applicable to LoneStar or Acquisition or of any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which LoneStar or Acquisition is bound; or (ii) result in the creation of any material lien upon any of the properties or assets of LoneStar or Acquisition pursuant to any such term or provision; or (iii) constitute a default under, terminate, accelerate, amend or modify, or give any party the right to terminate, accelerate, amend, modify, abandon or refuse to perform or comply with any material contract, agreement, arrangement, commitment or plan to which LoneStar or Acquisition is a party, or by which LoneStar or Acquisition or any of the rights, properties or assets of LoneStar or Acquisition may be subject or bound.

          5.4  CONSENTS AND APPROVALS.  No federal, state or other regulatory
               -----------------------
approvals are required to be obtained, nor any regulatory requirements complied with, by LoneStar or Acquisition in connection with the Merger.

          5.5  VIOLATION OF LAWS, PERMITS, ETC.
               --------------------------------

          (a) Neither LoneStar nor Acquisition is in violation of any term or provision of their respective Certificates of Incorporation or Bylaws, or in any material respect of any term or provision of any judgment, decree, order, statute, injunction, rule, ordinance or governmental regulation applicable to them and where the failure to comply with which would have a Material Effect.

          (b) LoneStar and Acquisition have maintained in full force and effect all certificates, licenses and permits material to the conduct of their respective business, and have not received any notification that any revocation or limitation thereof is threatened or pending.

          5.6  LONESTAR AND ACQUISITION FINANCIAL STATEMENTS.  The LoneStar
               ---------------------------------------------
Financial Statements and Acquisition Financial Statements fairly present the assets, liabilities and financial position of such entity as of the dates thereof and the results of its operations for the respective periods ended on such dates, all in conformity with GAAP consistently applied.

          5.7  NO UNDISCLOSED LIABILITIES, ETC.  Neither LoneStar nor
               -------------------------------
Acquisition have any material liabilities or obligations, whether direct, indirect, absolute or contingent (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except (a) liabilities that are fully reflected on or reserved against on the latest balance sheet included in the LoneStar Financial Statements and the Acquisition Financial Statements, (b) liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the LoneStar Financial Statements or the Acquisition Financial Statements that are consistent with past practice and are included in the latest LoneStar Financial Statements or the Acquisition Financial Statements, or (c) as specifically disclosed in the LoneStar Financial Statements or the Acquisition Financial Statements.

          5.8  ABSENCE OF CERTAIN CHANGES.  Since the date of the latest
               --------------------------
LoneStar Financial Statement, except as specifically disclosed in the latest Financial Statements for LoneStar, neither LoneStar nor Acquisition have:

          (a) Suffered any change that would be likely to result in a Material Effect;

          (b) Adopted or made any change in any pension, retirement, profit sharing or other employee benefit plan or arrangement;

          (c) Borrowed or agreed to borrow any money or incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any other obligation or liability for borrowed money, whether absolute, contingent, known, unknown, or otherwise, except in the ordinary course of business and consistent with past practice;

          (d) (i) Issued, purchased or redeemed any of its capital securities or any option, warrant or right to purchase any of the same; (ii) authorized, declared or paid stock dividends; (iii) authorized, declared or paid any dividends, distributions of earnings or capital on, or splits or any other reclassification of, its equity securities;

          (e) Mortgaged, pledged or subjected to any Encumbrance any material portion of its assets, tangible or intangible;

          (f) Acquired or disposed of, or entered into any agreement to acquire or dispose of, any material assets or properties, other than in the ordinary course of business;

          (g) Increased the salaries, compensation, pension or other benefits payable to its officers and directors or their Affiliates;

          (h) Forgiven or cancelled any debts or claims or waived any rights against LoneStar or Acquisition or their Affiliates or forgiven or cancelled any material debts or claims or waived any material rights against any other person;

          (i) Entered into, terminated or received notice of the termination of any commitment, contract, agreement or transaction that is material to LoneStar or Acquisition; or

          (j) Agreed, either in writing or otherwise, to take any action described in this SECTION 5.8.

          (k) Made any capital expenditure or commitment, except capital expenditures that individually or in the aggregate do not exceed $50,000, as LoneStar or Acquisition may, in its discretion, deem appropriate.

          5.9  TITLE TO PROPERTY; ENCUMBRANCES.  LoneStar and Acquisition,
               -------------------------------
either directly or indirectly, have good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on their latest balance sheets included in the LoneStar or Acquisition Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and except for matters that would not have a Material Effect.

          5.10  LITIGATION.
                ----------

          (a) There is no action, proceeding, investigation or inquiry pending or, to the best of LoneStar's or Acquisition's knowledge, threatened (i) against or affecting any of LoneStar's or Acquisition's assets or business that, if determined adversely to LoneStar or Acquisition, would result in a Material Effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Merger.

          (b) There are no citations, fines or penalties heretofore asserted against LoneStar or Acquisition or their assets under any federal, state or local law relating to air, noise or water pollution or other environmental protection matters, or relating to occupational health or safety, of which LoneStar or Acquisition have received notice and that remain unpaid or that could otherwise bind the assets of LoneStar or Acquisition and that would result in a Material Effect.

          (c) Neither LoneStar nor Acquisition have knowledge of any state of facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause LoneStar or Acquisition to determine that there exists any basis for any material claim against LoneStar or Acquisition for any of the matters described in paragraphs (a) or (b) above.

          5.11  TAXES.
                -----

          (a) LoneStar and Acquisition have duly filed all required Tax Returns. All Taxes owed by LoneStar and Acquisition have been paid in all material respects, except as disclosed in the LoneStar Financial Statements. LoneStar and Acquisition have caused to be timely and duly filed all required Tax Returns for any partnerships as to which either is the general partner. All such Tax Returns described are complete and accurate in all material respects and there is no basis for any material assessment of any addition to the Tax shown thereon and (i) none of such Tax Returns has been audited by the Internal Revenue Service or any state, local or other taxing authority, (ii) LoneStar and Acquisition have no proposed or outstanding Tax deficiency (except as disclosed in the LoneStar Financial Statements) or assessment nor have they been notified of any Tax Return examination applicable to the business or assets of LoneStar or Acquisition (or of any examination of any consolidated, combined or unitary Tax Returns of any Affiliated Group of which LoneStar or Acquisition was a member and which relate in part to LoneStar or Acquisition, (iii) no waiver of any statute of limitations relating to such Tax Returns (or to Taxes payable by or chargeable as a lien upon the assets of LoneStar or Acquisition) has been given or requested, (iv) no extension of the period for assessment or collection of any such Taxes has been agreed, (v) there are no Tax liens on any of the assets or properties of LoneStar or Acquisition other than liens for current Taxes not yet due and payable, and (vi) LoneStar and Acquisition have no deferred gain or loss (y) arising from deferred intercompany transactions (as described in Treasury Regulations Section 1.1502-13) or (z) with respect to the stock or obligations of any other corporation (as described in Treasury Regulations Section 1.1502-14). All Taxes payable by, or chargeable as a lien upon the assets of LoneStar or Acquisition as of the Closing have been duly paid, and the balance sheet in the latest LoneStar Financial Statement reflects an adequate reserve for all Taxes payable or asserted to be payable by or chargeable as a lien upon the assets of LoneStar or Acquisition for all taxable periods or portions thereof through the date thereof. Any tax sharing agreements or arrangements between LoneStar or Acquisition on the one hand and any other corporation on the other and any obligations to make payments under any such agreement or arrangement shall be or has been cancelled without any liability of any party to such agreement or arrangement, or affiliates thereof as of the Closing.

          (b) No consent has been filed under Section 341(f) of the Code with respect to LoneStar or Acquisition.

          (c) Neither LoneStar nor Acquisition is a "United States real property holding corporation" (as defined in Section 897(c)(2) of the Code).

          (d) Neither LoneStar nor Acquisition has made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code.

          (e) Neither LoneStar nor Acquisition has any material liability for the Taxes of any person other than LoneStar and Acquisition (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), (2) as a transferee or successor, (3) by contract or (4) otherwise.

          (f) LoneStar has delivered to Citadel correct and complete copies of all federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by LoneStar since its first fiscal year.

          (g) The LoneStar and Acquisition Disclosure Schedule sets forth the following information with respect to LoneStar and Acquisition (or, in the case of clause (2) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (1) the adjusted tax basis of LoneStar and Acquisition and their assets; (2) the adjusted tax basis of the stockholder(s) of each Subsidiary in its stock (or the amount of any Excess Loss Account as defined in Treas. Reg.
(S)1.1502-32(e)(1) or Treas. Reg. (S)1.1502-32(a)(3)(ii), as the case may be;
(3) the amount of any net operating loss carryforward, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to LoneStar or Acquisition and (4) the amount of any deferred gain or loss allocable to LoneStar or Acquisition out of any deferred intercompany transaction.

          5.12  INSURANCE.  The policies of fire, casualty and extended
                ---------
coverage, public liability, products liability, worker's compensation and other forms of insurance owned or held by or for the benefit of LoneStar and Acquisition are sufficient for compliance with all requirements of law and all agreements to which LoneStar or Acquisition are a party, are valid and enforceable policies, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. All premiums due under such policies have been paid and LoneStar and Acquisition have complied in all material respects with such policies.

          5.13  CONTRACTS.
                ---------

          (a) SECTION 5.13 of LoneStar and Acquisition Disclosure Schedule contains a complete and correct list as of the date hereof of all material agreements, contracts and commitments of the following types (and all amendments thereto), written or oral, to which LoneStar or Acquisition are a party or by which any of its properties is bound:

                  (i) notes, agreements, mortgages, indentures, security
             agreements and other instruments relating to the borrowing of money or evidence of credit or the deferred purchase price of property, or the direct or indirect guarantee by such entities of any such indebtedness or deferred purchase price;

                  (ii) leases of real property and material personal property
             (other than Leases);

                  (iii)  Joint Venture agreements;

                  (iv) management, employment and consulting agreements or other contracts for personal services that are not terminable by any of such entities on not more than one month's notice without penalty;

                  (v) any agreements providing for liability for severance pay, collective bargaining agreements, labor contracts, or labor or personnel policies;

                  (vi) material surety, performance and maintenance bonds;

                  (vii) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, or for any other employee benefit plan;

                  (viii)  brokerage or finder's agreements;

                  (ix) any agreement that (a) restricts the right of such
             entities to engage in any place in any line of business, other than in the ordinary course of business or (b) would restrict the right of LoneStar or any subsidiary of LoneStar to engage in any line of business after the Closing Date, other than in the ordinary course of business; and

                  (x) any contract, commitment or agreement that individually or in the aggregate is material to LoneStar and Acquisition, except contemplated by this Agreement or in the ordinary course of business and consistent with past practice.

          (b) LoneStar and Acquisition have made available to Citadel complete and correct copies of all material written agreements, contracts and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. Such agreements, contracts and commitments are in full force and effect, and all of such entities and, to the best of LoneStar's and Acquisition's knowledge, all other parties to such agreements, contracts and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material respect.

          5.14  COMPENSATION AND EMPLOYEE PLANS.
                -------------------------------

          (a) For all purposes of this Section, "Plan" means (i) any employee benefit plan as defined in Section 3(3) of the ERISA, that is (a) maintained by LoneStar or Acquisition, or (b) to which LoneStar or Acquisition is making or accruing an obligation to make contributions, or (ii) any other formal or informal obligation to, arrangement with, or plan or program for the benefit of, employees of LoneStar or Acquisition, including, but not limited to, stock options, stock bonuses, stock purchase agreements, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice. SECTION 5.14 of the LoneStar and Acquisition Disclosure Schedule sets forth the name of each Plan and lists all documents evidencing any Plan.

          (b) Each Plan is now, and has been from its inception, administered in compliance in all material respects with the provisions of all applicable laws and regulations, including ERISA, the Code and the Age Discrimination in Employment Act, as amended, insofar as such statutes are applicable to such Plan.

          5.15  BROKERS, FINDERS AND ADVISORS.  Neither LoneStar nor Acquisition
                -----------------------------
has employed any broker, finder, or investment advisor on its behalf, or incurred any liability for any brokerage or finder's fees or commissions, in connection with the transaction contemplated hereby.

          5.16  LABOR FORCE.
                -----------

          (a) LoneStar and Acquisition are in compliance in all material respects with all applicable laws (including, without limitation, federal income tax laws), ordinances, regulations, statutes, rules and restrictions of any Governmental Entity respecting employment and employment practices and terms and conditions of employment.

          (b) No union representation question exists respecting the employees of LoneStar and Acquisition and, to LoneStar's and Acquisition's knowledge, no union organizing activities are taking place.

          5.17  BOOKS AND RECORDS.  The books and records of LoneStar and
                -----------------
Acquisition (including, without limitation, the books of account, minute books and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of LoneStar and Acquisition contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of the respective entities, and no meetings of or actions by such stockholders or any such Boards of Directors have been held or taken for which minutes have not been prepared and are not contained in such minute books. None of the records and written documents furnished or made available by LoneStar and Acquisition or their agents to Citadel's representatives or agents, when considered in context and together with any relevant or related documents also so furnished or made available, contain any untrue statement of material fact or omit a material fact necessary to make any statement therein not misleading.

          5.18  PAYMENTS.  Neither LoneStar nor Acquisition has, directly or
                --------
indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, in any manner related to its business or operations, that LoneStar or Acquisition knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over such entity, and has not participated, directly or indirectly, in any boycotts or similar practices.

          5.19  DISCLOSURE.  No representation or warranty made by LoneStar or
                ----------
Acquisition in this Agreement (including, without limitation, in the LoneStar and Acquisition Disclosure Schedule) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which made.

          5.20  JOINT VENTURES.  Neither LoneStar or Acquisition is a member of
                --------------
any partnership, joint venture or other business entity.

          5.21  SUBSIDIARIES.  Neither LoneStar or Acquisition own any
                ------------
subsidiaries except for LoneStar's ownership of Acquisition.

          5.22  APPROVAL OF MERGER.  The board of directors of LoneStar and
                ------------------
Acquisition have approved the Merger without reservation or qualification.

          5.23  INTELLECTUAL PROPERTY.  LoneStar and Acquisition own and have
                ---------------------
the right to use all right, title and interest in and to Intellectual Property used in their business. All such Intellectual Property is owned by LoneStar or Acquisition and LoneStar or Acquisition have the full right to use such Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. No such item of Intellectual Property (a) is infringed or has been challenged or threatened in any material respect; (b) infringes or has been alleged to infringe any similar property right of any third party; or (c) has been or is now involved in any opposition, invalidation or cancellation proceeding (nor is any such action threatened with respect to any such item). Neither LoneStar nor Acquisition is aware of any potentially infringing patent, trademark, copyright or application therefor of any third party.

          5.24  SEC FILINGS.  LoneStar has filed all forms, reports and
                -----------
documents required to be filed with the Commission. All of such filings were prepared in accordance with the requirements of all applicable laws in all material respects, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          5.25  LIABILITIES.  As of the Closing Date, neither LoneStar nor
                -----------
Acquisition have any outstanding payables other than (i) indebtedness to Stephens Diversified Leasing, Inc. and to Miami Subs U.S.A., Inc. and (ii) as listed in Section 5.25 of the LoneStar and Acquisition Disclosure Schedule.


        6.   ACTIONS OF CITADEL PRIOR TO THE CLOSING DATE.
             --------------------------------------------

          6.1  AFFIRMATIVE COVENANTS.  Prior to the Closing Date, Citadel
               ---------------------
covenants that, unless the prior written consent of LoneStar is first obtained, which consent shall not be unreasonably withheld, Citadel will:

          (a) During the period from the date of this Agreement to the Effective Time, Citadel will conducts its operations according to its ordinary and usual course of business and consistent with past practice, and Citadel will use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with Citadel.

          (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees that if not complied with would result in a Material Effect.

          (c) Provide each Citadel Warrant Holder with notice as required pursuant to such Citadel Warrant Holder's agreement with Citadel.

          (d) Execute and deliver to LoneStar the note containing the terms set forth in SECTION 7.1(C) hereof and in a form that is mutually agreeable to LoneStar and Citadel (the "Note"), upon LoneStar commencing the funding of the loan referred to in SECTION 7.1(C) hereof.

          (e) Furnish to LoneStar and Acquisition the Citadel Disclosure Schedule within three business days of the date hereof.

          6.2  NEGATIVE COVENANTS.  Prior to the Closing Date, except with the
               ------------------
prior written consent of LoneStar, which consent shall not be unreasonably withheld, Citadel will not:

          (a) Do any of the restricted acts set forth in SECTION 4.8 hereof, or enter into any agreement of a nature set forth in SECTION 4.13 hereof;

          (b) Enter into any transaction other than in the ordinary course of business; or

          (c) Amend the respective organizational or governing documents of Citadel.

          6.3  CONSENTS.  Citadel will use best efforts to obtain all consents
               --------
from third parties, including, without limitation, Governmental Entities necessary or appropriate to effectuate the transactions contemplated by this Agreement.

          6.4  ADVICE OF CHANGES.  Citadel will promptly advise LoneStar in
               -----------------
writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to them that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Citadel Disclosure Schedule or would have resulted in any representation of Citadel in this Agreement being untrue.

          6.5  BEST EFFORTS.  Citadel will use best efforts to cause to be
               ------------
fulfilled those of the conditions to LoneStar's and/or Acquisition's obligations to consummate the transactions contemplated by this Agreement that are dependent upon Citadel's actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

          6.6  ACCESS TO PROPERTIES AND RECORDS.  From and after the date of
               --------------------------------
this Agreement through the earlier of the Closing or the termination of this Agreement, Citadel shall (a) provide LoneStar an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, revenue and expense information, and (b) afford to LoneStar and its officers, attorneys, accountants and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of Citadel.

          6.7  SUPPLY DOCUMENTS, REPORTS, ETC.
               -------------------------------

          (a) Citadel shall furnish or make available to LoneStar all documents, reports and other information and data (including financial statements) concerning Citadel as LoneStar may reasonably require in connection with any statement, application, or document required to be filed with applicable Governmental Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission.

          (b) Citadel represents and warrants that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

          6.8  STOCKHOLDER APPROVAL.  Citadel will use its best efforts to
               --------------------
submit this Agreement to the Stockholders for approval at the Special Meeting to be held at the earliest practicable date for the purpose, among other things, of considering and voting upon a proposal to approve and adopt this Agreement.

        7.   ACTIONS OF LONESTAR AND ACQUISITION PRIOR TO THE CLOSING DATE.
             -------------------------------------------------------------

          7.1  AFFIRMATIVE COVENANTS.  Prior to the Closing Date,  LoneStar and
               ---------------------
Acquisition covenant that, unless the prior written consent of Citadel is first obtained, each (except with respect to subparagraph (c) below that applies solely to LoneStar) will:

          (a) During the period from the date of this Agreement to the Effective Time, conduct their operations according to their ordinary and usual course of business and consistent with past practice, and will use their best efforts to preserve intact their business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with LoneStar or Acquisition.

          (b) Duly comply with all laws applicable to them and their respective properties, operations, business and employees that if not complied with would result in a Material Effect.

          (c) Within two business days of the date hereof, LoneStar shall advance to Citadel $100,000 as an unsecured loan and upon any financing of debt or equity by LoneStar after the date hereof, LoneStar shall, within two business days of LoneStar's receipt of such proceeds, fund to Citadel such proceeds until Citadel has received an unsecured loan to Citadel in an additional principal amount of $400,000, pursuant to the Note to be executed by Citadel. The Note shall be for a term of one year, shall bear interest at 12% per annum, shall be an unsecured obligation and shall be in a form that is mutually agreeable to LoneStar and Citadel.

          (d) Furnish to Citadel the LoneStar and Acquisition Disclosure Schedule within three business days of the date hereof.

          7.2  NEGATIVE COVENANTS.  Prior to the Closing Date without the prior
               ------------------
written consent of Citadel, LoneStar and Acquisition will not:

          (a) Do any of the restricted acts set forth in SECTION 5.8 hereof, or enter into any agreement of a nature set forth in SECTION 5.13 hereof;

          (b) Enter into any transaction other than in the ordinary course of business; or

          (c) Amend their respective organizational or governing documents of LoneStar and Acquisition.

          7.3  CONSENTS.  LoneStar and Acquisition will use best efforts to
               --------
obtain all consents from third parties, including, without limitation, Governmental Entities necessary or appropriate to effectuate the transactions contemplated by this Agreement.

          7.4  ADVICE OF CHANGES.  LoneStar will promptly advise Citadel in
               -----------------
writing from time to time prior to the Closing Date with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LoneStar and

Acquisition Disclosure Schedule or would have resulted in any representation of LoneStar or Acquisition in this Agreement being untrue in any material respect.

          7.5  OTC BULLETIN BOARD.  LoneStar will use its best efforts to
               ------------------
maintain the listing on the OTC Bulletin Board of the LoneStar Common Stock.

          7.6  BEST EFFORTS.  LoneStar and Acquisition will use their best
               ------------
efforts to cause to be fulfilled those of the conditions to Citadel's obligations to consummate the transactions contemplated by this Agreement that are dependent upon LoneStar's or Acquisition's actions and to execute and deliver such instruments and take such other actions as necessary or appropriate in order to carry out the intent of this Agreement.

          7.7  ACCESS TO PROPERTIES AND RECORDS.  From and after the date of
               --------------------------------
this Agreement through the earlier of the Closing or the termination of this Agreement, LoneStar and Acquisition shall (a) provide Citadel an identification of and access to all books, records and documents, including contracts, agreements, consents, settlements, revenue and expense information, and (b) afford to Citadel and its officers, attorneys, accounts and other authorized representatives free and full access during normal business hours to the offices, properties, books and records of LoneStar and Acquisition.

          7.8  SUPPLY DOCUMENTS, REPORTS, ETC.
               ------------------------------

          (a) LoneStar and Acquisition shall furnish or make available to Citadel all documents, reports and other information and data (including financial statements) concerning LoneStar and Acquisition as Citadel may reasonably require in connection with any statement, application, or document required to be filed with applicable Government Entities in connection with the transaction contemplated by this Agreement or furnished to any other person, firm, corporation or Governmental Entity in connection with this Agreement, including, but not limited to the Commission.

          (b) LoneStar and Acquisition represent and warrant that all such information shall be true, correct, and complete in all material respects and shall not omit any material fact required to be stated to make such information not misleading in light of the circumstances under which made.

        8.   CONDITIONS TO LONESTAR'S AND ACQUISITION'S OBLIGATIONS.  Each and
             ------------------------------------------------------
every obligation of LoneStar and Acquisition under this Agreement (other than the obligation to make the loan referenced in SECTION 7.1(C) hereof) to be performed on or before the Closing Date is, at the option of LoneStar or Acquisition, subject to the satisfaction on or before the Closing Date of each of the following conditions:

          (a) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Citadel at or before the Closing Date shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Citadel set forth in ARTICLE 4, as modified by the statements contained in the Citadel Disclosure Schedule, shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date and (iii) LoneStar shall have received a certificate to such effect from the President of Citadel.

          (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by Citadel in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to Citadel and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated and LoneStar shall have received a certificate to such effect from the President of Citadel.

          (c) LoneStar shall have received from each Stockholder an investment letter executed by such Stockholder reasonably acceptable to LoneStar pursuant to which, among other things, such Stockholder acknowledges that the LoneStar Shares are restricted securities under the Securities Act and represents that such Stockholder is acquiring the LoneStar Shares without a view to distribution.

          (d) LoneStar shall have received the written opinion of Endeavour Capital Corporation as to the fairness to LoneStar's Stockholders of the Merger.

          (e) LoneStar shall have received a Voting Agreement substantially in the form of EXHIBIT I executed by Gilbert Gertner and George Sharp.

          (f) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for LoneStar, which approval shall not be unreasonably withheld.

          (g) Citadel shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by LoneStar or its counsel.

          (h) Citadel shall not have suffered any Material Effect.

          (i) No material information or data provided or made available to LoneStar or Acquisition by or on behalf of Citadel shall be incorrect in any material respect.

          (j) No investigation and no suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against Citadel or any of its affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to Citadel.

          (k) The Placement Agency Agreement, dated November 14, 1995, by and between Citadel and Jannsen-Meyers Associates, L.P. shall have been terminated by Citadel without any liability except as provided for in Section 12 thereof.

          (l) Holders of no more than 15% of the issued and outstanding shares of the capital stock of Citadel shall have exercised appraisal rights under the DGCL.

          (m) An Employment Agreement shall have been executed and delivered by Steven B. Solomon in substantially the same form as the employment agreements executed by Messrs. Gertner and Sharp referred to in subparagraph 9(j) below.

        9.   CONDITIONS TO CITADEL'S OBLIGATIONS.  Except as set forth below,
             -----------------------------------
each and every obligation of Citadel under this Agreement to be performed on the Closing Date is, at the option of Citadel, subject to the satisfaction on or before the Closing Date, of each of the following conditions:

          (a) (i) All of the terms, covenants and conditions of this Agreement to be complied with or performed by LoneStar and Acquisition at or before the Closing Date shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of Acquisition set forth in
ARTICLE 5 shall be true in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and (iii) Citadel shall have received a certificate from an officer of LoneStar and an officer of Acquisition at Closing to such effect.

          (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental Entities required to be obtained by LoneStar and Acquisition in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to LoneStar and Acquisition and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated and Citadel shall have received a certificate from an officer of LoneStar and an officer of Acquisition at Closing to such effect.

          (c) All actions, proceedings, instruments and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions and procedures in connection therewith, shall have been approved in form and substance by counsel for Citadel, which approval shall not be unreasonably withheld.

          (d) LoneStar shall have furnished such certificates of its officers and others to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by Citadel or their counsel.

          (e) Neither LoneStar nor Acquisition shall have suffered any Material Effect.

          (f) No material information or data provided or made available to Citadel by or on behalf of LoneStar or Acquisition shall be incorrect in any material respect.

          (g) No investigation and no suit, action or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against LoneStar or Acquisition or any of their affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to LoneStar or Acquisition.

          (h) Citadel shall be reasonably satisfied that LoneStar's cash flow from the Restaurant Assets is positive as of the Closing Date; provided, however, that for this purpose, expenses not directly related to restaurant operations, including, but not limited to, general and administrative expenses; legal and other expenses in connection with financing activities, the transactions contemplated by this Agreement, and other acquisition and/or dispositions of assets not in the ordinary course of business; and litigation expenses, including judgments, settlements and legal fees and expenses, shall not be included in the calculation of cash flow.

          (i) The Placement Agency Agreement, dated November 14, 1995, by and between Citadel and Jannsen-Meyers Associates, L.P. shall have been terminated by Citadel without any liability except as provided for in Section 12 thereof.

          (j) Employment Agreements shall have been executed and delivered by Gilbert Gertner and George Sharp in a form reasonably satisfactory to LoneStar and Citadel.

          (k) LoneStar shall have sold the Restaurant Assets on terms and conditions no less favorable to LoneStar than as set forth on EXHIBIT II or if the Restaurant Assets have not been sold on such terms, Citadel shall be reasonably satisfied with LoneStar's progress in selling the Restaurant Assets.

          (l) Lone Star has made the loan to Citadel described in SECTION 7(C)(I) by February 15, 1996.

        Notwithstanding the foregoing, if LoneStar shall have sold the Restaurant Assets as provided in (k) above and has made the loan as described in
(l) above, all other conditions set forth in SECTION 9 shall have been deemed to be satisfied.

        10.  ADDITIONAL AGREEMENTS.
             ---------------------

          10.1  CONFIDENTIALITY.  The parties hereto will, and will cause their
                ---------------
officers, directors, employees and authorized representatives to, hold in confidence all, and not to use or to disclose to others any, nonpublic information received by them from another party hereto in connection with the transactions contemplated by this Agreement; provided, however, the foregoing shall not restrict necessary disclosures in compliance with requirements of any law, governmental order or regulation.

          10.2  FURTHER ASSURANCES.  After Closing, the parties shall execute,
                ------------------
acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action including payment of monies as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law. If at any time subsequent to the Closing, any party comes into possession of money or property belonging to another party, such money or property shall be promptly turned over to the party entitled thereto.

        11.  TERMINATION, WAIVER AND AMENDMENT.
             ---------------------------------

          11.1  TERMINATION.  This Agreement may be terminated prior to the
                -----------
Effective Date before or after approval by the Stockholders by: (i) mutual consent of the board of directors of LoneStar, Acquisition and Citadel for any reason; (ii) LoneStar or Acquisition, if Citadel has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination;
(iii) Citadel, if LoneStar or Acquisition has failed to comply in any material respect with any of their covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination; (iv) either LoneStar, Acquisition or Citadel, if the Closing does not take place prior to February 28, 1996, except that such date may be extended until March 31, 1996, by LoneStar, Acquisition or Citadel if such delay is attributable to actions by a Governmental Entity; (v) either LoneStar, Acquisition or Citadel, if a Governmental Entity has permanently enjoined or prohibited consummation of the Merger and such court or government action is final and nonappealable; or (vi) Citadel, if LoneStar has not advanced at least $500,000 as an unsecured loan to Citadel as provided in SECTION 7.1(C) by February 15, 1996.

          11.2  MANNER OF EXERCISE.  In the event of termination and abandonment
                ------------------
by LoneStar, Acquisition or Citadel, pursuant to SECTION 11.1, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by the parties.

          11.3  EFFECT OF TERMINATION.  In the event of the termination and
                ---------------------
abandonment pursuant to SECTION 11.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement and the transactions contemplated hereby except that a party that breaches this Agreement may have liability to the other parties hereto arising out of such breach. Except as allowed under this Agreement, if the Merger is not consummated, each party to this Agreement will bear its own costs and expenses in connection therewith and the transactions contemplated thereby.

          11.4  WAIVER.  The respective obligations of LoneStar, Acquisition and
                ------
Citadel to effect the Merger are subject to written waiver thereof.

          11.5  AMENDMENT.  LoneStar, Acquisition and Citadel may amend this
                ---------
Agreement before or after approval by the stockholders of the companies, but no amendment may be made after such approval if the amendment would change the exchange ratio provided in SECTION 2.6 hereof or if any such amendment would materially adversely affect the rights of any such stockholder, except with the further approval of the stockholders so adversely affected. The parties to this Agreement may, at any time prior to the Effective Date, extend the time for performance of any of the other parties' obligations under this Agreement and waive any inaccuracies in the representations and warranties contained herein and waive compliance with any of the agreements or conditions contained herein that may be legally waived.

        12.  MISCELLANEOUS.
             -------------

          12.1  EXPENSES.  Except as otherwise provided herein, each party shall
                --------
pay all expenses and costs in connection with this Agreement and the transactions contemplated hereby.

          12.2  PRESS RELEASES.  No party shall make any public announcement or
                --------------
press release with respect to this transaction without written consent of the others (which shall not be unreasonably withheld), except as required by law.

          12.3  BINDING EFFECT.  This Agreement and all of the provisions hereof
                --------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the others. Nothing contained herein, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          12.4  SEVERABILITY.  Any provision of this Agreement that is
                ------------
prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          12.5  NOTICES.  Any notice, request, instructions or other document to
                -------
be given hereunder to any party shall be in writing, sent by facsimile transmission or delivered personally or by courier or sent by certified mail, postage prepaid, as follows:

        If to Citadel:

             Citadel Computer Systems, Inc.
             2950 North Loop West
             Suite 1800
             Houston, Texas  77092

             Attention:  George Sharp, President

        If to LoneStar or Acquisition:

             LoneStar Hospitality Corporation
             3131 Turtle Creek
             Suite 1301
             Dallas, Texas  75219

             Attention:  Steven B. Solomon, President


Any party may change its address for purposes of this Section by giving written notice of such change of address to the other parties in the manner herein provided for giving notice. Any notice or communication hereunder shall be deemed to have been given when (i) deposited in the United States mail, if by certified mail, and (ii) received, if delivered personally or by courier or facsimile transmission.

          12.6  ENTIRE AGREEMENT.  This Agreement (including the instruments
                ----------------
between the parties referred to herein and any waivers delivered pursuant hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references to articles, sections, subsections, paragraphs, clauses, exhibits and schedules shall be deemed references to such part of this Agreement, unless the context shall otherwise require.

          12.7  AMENDMENTS; WAIVERS.  No supplement, modification, or amendment
                -------------------
of this Agreement or waiver of any provision of this Agreement will be binding unless executed in writing by, or on behalf of, all parties to this Agreement. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

          12.8  HEADINGS.  Descriptive headings contained herein are for
                --------
convenience of reference only and shall not affect the meaning or interpretation hereof.

          12.9  COUNTERPARTS.  This Agreement may be executed in any number of
                ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

          12.10  SPECIFIC PERFORMANCE.  The parties hereto agree that
                 --------------------
irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States of America or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

          12.11  GOVERNING LAW.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN
                 -------------
THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

          12.12  TIME OF ESSENCE.  Time is of the essence of the parties'
                 ---------------
obligation to consummate the transactions contemplated by this Agreement on the Closing Date.

          12.13  BEST EFFORTS.  No provision of this Agreement calling for a
                 ------------
party to use its best efforts or reasonable efforts shall be construed so as to require such party to incur out-of-pocket expenditures other than expenditures normally incurred in transactions similar to the Merger or to take any step that would not be commercially reasonable, in light of all of the circumstances.

        EXECUTED as of the day and year first above written.

LONESTAR HOSPITALITY CORPORATION


By:
   -------------------------

Name:
     -----------------------

Title:
      ----------------------

LSHC ACQUISITION, INC.


By:
   -------------------------

Name:
     -----------------------

Title:
      ----------------------

CITADEL COMPUTER SYSTEMS, INC.


By:
   -------------------------

Name:
     -----------------------

Title:
      ----------------------